Exhibit (k)(4)

CORSAIR OPPORTUNITY FUND
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the [__] day of November, 2014, by and between Corsair Opportunity Fund, a Delaware statutory trust (the "Fund"), and Corsair Capital Management, L.P., a Delaware limited partnership ("Corsair").
W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end, management investment company; and

WHEREAS, Corsair serves as the investment adviser of the Fund pursuant to an agreement between Corsair and the Fund, dated as of [________], 2014 (the “Investment Advisory Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

1.            Corsair (or an affiliate thereof) agrees to waive the fees payable to it under the Investment Advisory Agreement (the “Investment Advisory Fees”) or to pay or absorb the ordinary operating expenses of the Fund (including organization and offering expenses, but excluding distribution and shareholder servicing fees, expenses on securities sold short, interest, brokerage commissions and extraordinary expenses of the Fund) (“Operating Expenses”), accrued on or after the date hereof, that exceed 2.25% per annum (with respect to the fiscal year ending [______], pro rated for that portion of such fiscal year beginning on the Effective Date) of the average monthly net assets attributable to interests in the Fund (the “Expense Limitation”).

2.            This Agreement will remain in effect until terminated by the Fund.  The Fund may terminate this Agreement upon 30 days’ written notice to Corsair.  This Agreement will terminate automatically upon the termination of the Fund’s Investment Advisory Agreement unless a new Investment Advisory Agreement with Corsair (or an affiliate of Corsair) to replace the terminated agreement becomes effective upon such termination.

3.            The Fund agrees to carry forward for a period not to exceed three (3) years from the end of the fiscal year in which an expense is incurred by Corsair any Operating Expenses in excess of the Expense Limitation that are paid or assumed by Corsair (or an affiliate of Corsair) pursuant to this Agreement (“Excess Operating Expenses”) and to reimburse Corsair (or an affiliate of Corsair) in the amount of such Excess Operating Expenses as set forth herein.  Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation in effect at the time the expense was waived, paid or absorbed.  This Agreement shall terminate in the event Corsair or any affiliate of Corsair terminates the Investment Advisory Agreement without the consent of the Fund (other than a termination resulting from an “assignment,” as defined by the 1940 Act and the rules thereunder, of the Investment Advisory Agreement).  If this Agreement is terminated by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term its Investment Advisory Agreement, the Fund agrees to reimburse any remaining Excess Operating Expenses not previously reimbursed, such reimbursement to be made to Corsair not later than 30 days after the termination of this Agreement and without regard to the Expense Limitation.

4.            This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of

New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.            This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CORSAIR OPPORTUNITY FUND

By:
Name:	Jay Petschek
Title:	President and Principal Executive Officer

CORSAIR CAPITAL MANAGEMENT, L.P.
By:	Corsair Capital Management GP, L.L.C.
its general partner

By:
Name:	Steven Major
Title:	Managing Member